THE CAMPBELL’S COMPANY

2022 LONG-TERM INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
THIS NONQUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) between The Campbell’s Company (f/k/a Campbell Soup Company and hereinafter, the “Company”) and [Employee Full Legal Name] (the “Optionee”), an employee of the Company or one of its participating subsidiaries, is effective as of (the “Grant Date”).

WHEREAS, the Company desires to award the Optionee Non-Qualified Stock Options to purchase shares of capital stock of the Company under the Company’s 2022 Long-Term Incentive Plan, as amended (the “Plan”); and

WHEREAS, by accepting this award, the Optionee agrees to the terms of this Agreement.

NOW, THEREFORE, in consideration of valuable considerations the legal sufficiency of which is hereby acknowledged, the Company and the Optionee, each intending to be legally bound hereby, agree as follows:

1. Option Grant. The Company hereby grants to the Optionee, as of the Grant Date, the right and option (this “Option”) to purchase the number of shares of capital stock, $.0375 par value of the Company (the “Shares”) for the exercise price per share (the “Exercise Price”), all as set forth below. Such Option shall vest and terminate according to the vesting schedule and term information described below. Notwithstanding anything to the contrary herein, no Option may be exercised after the close of business at the Company’s headquarters on the 10th anniversary of the Grant Date (“Expiration Date”). If the Expiration Date does not fall on a Company business day, the Expiration Date shall be the immediately preceding business day.

Date of Grant:	[Grant Date]
Number of Options:	[Options Granted]
Type of Option:	Non-Qualified Stock Option
Exercise Price:	$[Grant Price]
Expiration Date:	10th Anniversary of the Grant Date

2. Vesting Schedule. Subject to the terms of this Agreement and the Plan and provided that the Optionee remains continuously employed throughout the vesting periods, this Option shall vest and become exercisable upon the each of the first three (3) anniversaries of the Grant Date (each a “Vesting Date”), as set forth below:

Vesting Date	Cumulative Number of Option Shares
[Date 1]	[#Vesting on Date 1]
[Date 2]	[#Vesting on Date 2]
[Date 3]	[#Vesting on Date 3]

3. Option Exercise. To exercise an Option, the Optionee must follow any exercise procedures established by the Company and pay the exercise price in U.S. dollars or in Shares valued at their “Fair Market Value” (as defined under Section 2.18 of the Plan).

4. Incorporation of Plan Terms. This award is subject to the terms and conditions of the Plan. Such terms and conditions of the Plan are incorporated into and made a part of this Agreement by reference. In the event of any conflicts between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control. The Compensation and Organization Committee of the Board of Directors (the “Committee”) shall have the right to resolve all questions which may arise in connection with this Option or this Agreement, including whether an Optionee is no longer actively employed and any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Agreement shall be final, binding and conclusive. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

5. Termination of Employment. If the Optionee’s employment is terminated, (i) any part of the Option that is unvested as of such termination date shall remain unvested and shall terminate as of such date, and (ii) the Optionee shall have the right for one (1) year after the date of such termination of employment or until the Expiration Date, whichever is earlier, to exercise only that portion of the Option that has become vested as of the date of such Termination of Employment, and thereafter the Option shall terminate and cease to be exercisable, except as provided in below:

(a) Termination of Employment for Cause. The portion, if any, of the Option that remains unexercised (vested or unvested) shall terminate and become null and void if the Optionee’s employment is terminated for Cause.

(b) Voluntary Termination of Employment by Optionee. Upon a voluntary termination of employment by Optionee and Optionee is not Retirement Eligible, (i) any part of the Option that is unvested as of such termination date shall remain unvested and shall terminate as of such date, and (ii) the Optionee shall have the right for three (3) months after the date of such termination of employment or until the Expiration Date, whichever is earlier, to exercise only that portion of the Option that has become vested as of the date of such termination of employment, and thereafter the Option shall terminate and cease to be exercisable.

(c) Retirement, Total Disability, or Death After Six Months Following the Grant Date. If the Optionee’s employment is terminated after at least six (6) months have elapsed following the Grant Date: (i) as the result of the Optionee’s Retirement, Total Disability or death; or (ii) by the Company for reasons other than Cause and the Optionee is Retirement Eligible, (x) any part of the Option that was originally scheduled to vest will continue to vest, and (y) the Optionee or a person who acquired the right to exercise the Option by inheritance or by the laws of descent and distribution shall have the right until the Option ceases to be exercisable to exercise the Option.

(d) For purposes of this Agreement, the following terms shall have the meanings set forth below:
1.“Retirement” or “Retirement Eligible” means the Optionee terminates, or is eligible to terminate, employment with the Company or its subsidiaries after attaining 55 years of age with at least 5 years of continuous service on or prior to the date of termination. “Total Disability means “Total Disability” or

2.“Totally Disabled” as that term is defined under a Company-sponsored long-term disability plan from which Optionee is receiving disability benefits and which is in effect from time to time on and after the Grant Date.

6. Withholding of Taxes. As a condition of issuing any Shares upon exercise of the Option, the Optionee shall pay any sums required to be withheld by federal, state, local, or other applicable tax law with respect to such exercise. In accordance with any procedures as may be established by the Committee, the Optionee may satisfy any required withholding payments in cash or Shares (including the surrender of Shares already owned by the Optionee). The value of any Shares surrendered or withheld shall equal the closing price on the New York Stock Exchange composite tape on the tax date.

7. Limits on Transferability. The Option may not be sold, pledged, hypothecated, or transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee. The Options shall not be subject to execution, attachment or other process.

8. No Compensation Deferrals. Neither the Plan nor this Agreement is intended to provide for an elective deferral of compensation that would be subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended from time to time. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that no awards (including without limitation, this Option) become subject to Section 409A.

9. No Employment Rights. Nothing contained in the Plan or this Agreement shall give any employee the right to be retained in the employment of any member of the Company or affect the right of any such employer to terminate any employee.

10. Compliance with Securities Laws. Shares shall not be issued with respect to this Option unless the issuance and delivery of such Shares shall comply with all relevant provisions of state and federal laws, rules and regulations, and, in the discretion of the Company, shall be further subject to the approval of counsel for the Company with respect to that compliance.

11. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Agreement or the Plan.

12. Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and its interpretation shall otherwise be governed by, New Jersey law. Each party irrevocably agrees that any legal proceeding arising out of, or relating to the subject matter of, this Agreement shall be brought in the Superior Court of New Jersey in Camden County or the United States District Court for the District of New Jersey located in Camden, New Jersey. Each party irrevocably consents to such jurisdiction and venue.

13. Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

14. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or to request the Optionee’s consent to participate in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15. Entire Agreement. The terms of the Plan and this Agreement when accepted by Participant will constitute the entire agreement with respect to the subject matter hereof. This Agreement supersedes any prior agreements, representations or promises of the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized executive all as of the first date above written.

THE CAMPBELL’S COMPANY

By:
Diane Johnson May
Executive Vice President &
Chief People and Culture Officer